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                                                                    EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       TO

            FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                        REPUBLIC WASTE INDUSTRIES, INC.

     Republic Waste Industries, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in order to amend its First Amended and Restated Certificate of Incorporation, hereby certifies as follows:

     FIRST:  The name of the Corporation is:

                Republic Waste Industries, Inc.

     SECOND: The Amendments to the First Amended and Restated Certificate of Incorporation to be effected are as follows:

     The FIRST ARTICLE of the First Amended and Restated Certificate of Incorporation, relating to the name of the Corporation, is hereby amended by deleting the FIRST ARTICLE in its entirety and replacing it with the following:

         "FIRST:  The name of the Corporation is:

                Republic Industries, Inc."

     The SIXTH ARTICLE of the First Amended and Restated Certificate of Incorporation, relating to the election and classification of members of the Board of Directors of the Corporation, is hereby amended by deleting the SIXTH ARTICLE in its entirety and replacing it with the following:

         "SIXTH: The Board of Directors shall consist of one or more members. The number of directors shall be fixed by, or in the manner provided in, the Bylaws. At the annual meeting of stockholders in 1996 and at each annual meeting of stockholders thereafter, the respective terms of all of the directors then serving in office shall expire at the meeting, and successors to the directors shall be elected to hold office until the next succeeding annual meeting. Existing directors may be nominated for election each year for a successive term, in the manner provided in the Bylaws. Each director shall hold office for the term for which he is elected and qualified or until his successor shall have been elected and qualified or until his earlier resignation, removal from office or death."

     THIRD: The Amendments effected herein were authorized by the consent in writing, setting forth the action so taken, signed by the holders of at least a majority of the outstanding shares entitled to vote thereon, and due notice of the action so taken has been given to those shareholders who have not consented in writing pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware. These Amendments shall be effected upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.



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     IN WITNESS WHEREOF, the undersigned has caused this Certificate of
Amendment to be executed this 27th day of November, 1995.

                                           REPUBLIC WASTE INDUSTRIES, INC.

                                           By:/s/ H. Wayne Huizenga
                                              -------------------------------
                                              H. Wayne Huizenga,
                                              Chairman of the Board and
                                              Chief Executive Officer


STATE OF FLORIDA    ss:
COUNTY OF BROWARD

     Before me, Valerie A. Hinkell, a Notary Public in and for the State of Florida, on this day personally appeared H. Wayne Huizenga, known to me to be the person whose name is subscribed to the foregoing instrument and known to me to be the Chairman and Chief Executive Officer of Republic Waste Industries, Inc., a Delaware corporation, and acknowledged to me that he executed said instrument by and on behalf of said corporation and the facts stated therein are true.

     Given under my hand and seal of office this 27th day of November, 1995.

                                         /s/ Valerie A. Hinkell
                                             --------------------------------
                                             Notary Public